UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 15, 2015

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not Applicable
(State of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

225 Union Boulevard, Suite 250 Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 278-2460

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2015, Kelli C. Kast-Brown notified Rare Element Resources Ltd. (the “Registrant”) of her resignation from her position as Vice President, General Counsel and Chief Administrative Officer of the Registrant effective as of May 31, 2015, after which time she will transition to a part-time advisory and consulting role for Rare Element Resources, Inc. (the “Company”), a Wyoming corporation and wholly owned subsidiary of the Registrant.

Ms. Kast-Brown’s employment agreement with the Company dated July 2, 2012, filed with the U.S. Securities and Exchange Commission on July 3, 2012 as an exhibit to the Registrant’s Current Report on Form 8-K, was terminated with no further obligations by either party thereunder.

On May 15, 2015, the Company entered into a Professional Services Agreement (the “Agreement”) with Ms. Kast-Brown, effective as of June 1, 2015.  Under the terms of the Agreement, Ms. Kast-Brown will perform various professional consulting services in connection with potential strategic relationships and financings, board and committee meetings, and other matters.  Ms. Kast-Brown will be compensated at a rate of $5,500 per month, which will include eight full days of consulting time per month.  Any additional time approved by the Company and completed by Ms. Kast-Brown will be billed at $750 per day.  The Agreement will terminate on December 31, 2015, subject to (i) the mutual agreement of the parties to extend the term of the Agreement for successive six-month periods or (ii) the termination of the Agreement by either party with thirty days’ written notice.  The Company will reimburse Ms. Kast-Brown for certain expenses incurred in connection with services performed under the Agreement.  In addition, Ms. Kast-Brown agreed to ensure the confidentiality of proprietary information of the Company obtained pursuant to the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 19, 2015

RARE ELEMENT RESOURCES LTD.

/s/ Paul H. Zink

By:

Name:

Paul H. Zink

Title:

Senior Vice President and Chief Financial Officer